EXHIBIT 23.2
CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 25, 2005, with respect to the financial statements of LDMI Telecommunications, Inc. and its Subsidiaries included in the Current Report on Form 8-K/A of Talk America Holdings, Inc and its Subsidiaries filed with the Securities and Exchange Commission on August 3, 2005.

/s/ PricewaterhouseCoopers LLP
Bloomfield Hills, Michigan
August 11, 2005